Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 21, 2023 with respect to the financial statements and financial highlights of the CBRE Global Real Estate Income Fund as of December 31, 2022, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 21, 2023